DETECTION SYSTEMS, INC.
130 Perinton Parkway                      716-223-4060
Fairport, New York 14450            Fax:  716-223-9180






July 29, 1998



Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Detection Systems, Inc. to be held on August 27, 1998 at 130 Perinton Parkway, Fairport, New York, commencing at 2 p.m., Eastern Time. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

This year, in addition to electing five directors and ratifying the appointment of independent auditors, you are being asked to approve an amendment to the Company's
Certificate of Incorporation to increase its authorized shares of Common Stock. These matters are discussed in greater detail in the accompanying proxy statement.

Your Board of Directors recommends a vote FOR the election of directors, FOR the ratification of the appointment of independent auditors and FOR the proposal to amend the Company's Certificate of Incorporation.

Regardless of the number of shares you own or whether you plan to attend, it is important that your shares are represented and voted at the meeting. You are requested to sign, date and mail the enclosed proxy promptly.

Your interest and participation in the affairs of the Company are most appreciated.

Sincerely,



Karl H. Kostusiak
Chairman and CEO




DETECTION SYSTEMS, INC.
130 Perinton Parkway
Fairport, New York 14450
(716) 223-4060



            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                  TO BE HELD ON AUGUST 27, 1998


TO THE SHAREHOLDERS:

  The Annual Meeting of Shareholders of Detection Systems, Inc.
will be held at the Company's corporate headquarters located at 130 Perinton Parkway, Fairport, New York, on August 27, 1998, at
2 PM for the following purposes:

1.   To elect five directors;

2. To approve a proposal to amend the Company's Certificate of Incorporation to increase its authorized shares of Common Stock;
3. To ratify the appointment of independent auditors for fiscal year 1999; and
4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.



  The Board of Directors has fixed the close of business on July
20, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.


               By Order of the Board of Directors

                          FRANK J. RYAN
                            Secretary





Fairport, New York
July 29, 1998



     Shareholders are cordially invited to attend the meeting in person. Even if you plan to attend, please complete, sign and date the enclosed proxy and return it promptly in the enclosed return envelope.




DETECTION SYSTEMS, INC.
130 Perinton Parkway
Fairport, New York 14450

                         PROXY STATEMENT

           First sent to Shareholders on July 29, 1998

   The enclosed proxy is solicited by the Board of Directors of Detection Systems, Inc. (the ''Company") for use at the Annual Meeting of Shareholders to be held August 27, 1998 at 2 p.m., and at any adjournments thereof. The record date for the determination of shareholders entitled to notice of and to vote at this meeting is the close of business on July 20, 1998, at which time the Company had outstanding 6,321,122 shares of Common Stock. Shareholders are entitled to one vote for each share owned.

   Directors are elected by a plurality of votes cast. The affirmative vote of a majority of the outstanding shares entitled to vote is required to approve the proposal to amend the Company's Certificate of Incorporation. A majority of the votes cast is required to ratify the appointment of auditors. Abstentions, broker non-votes and withheld votes will be counted in determining the number of shares represented at the meeting but will not be considered to have been voted. All shares represented by a proxy will be voted in accordance with the specifications made thereon by the shareholder and, if no specification is made, will be voted for the election as direc tors of the five nominees proposed by the Board of Directors, for the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors and for the proposal to amend the Company's Certificate of Incorporation to increase its authorized shares.

   Shareholders can ensure that their shares are voted at the meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect the right to attend the meeting and vote in person. A shareholder may revoke a proxy at any time before it is voted by notifying the Company's Transfer Agent, American Stock Transfer & Trust Co., 40 Wall Street, New York, NY 10005, in writing, or by executing and delivering to the Secretary of the Company a subsequent proxy.

                      ELECTION OF DIRECTORS

  At the annual meeting, five directors, constituting the entire Board of Directors, are to be elected to hold office for the ensuing year and until their successors are elected and qualified. The Board of Directors has nominated the following persons for election as directors: Donald R. Adair, MortimerEB. Fuller III, Karl H. Kostusiak, David B. Lederer and Edward C. McIrvine. Each of them has consented to be named in this Proxy Statement and to serve, if elected. If for any reason any of these nominees become unavailable for election, the proxies may exercise discretionary authority to vote for substitutes proposed by the Board of Directors.

   Messrs. Kostusiak and Lederer have been President and Executive Vice President of the Company since it was formed in 1968. Effective April 1, 1998, Mr. Lederer reduced his employment to half time. In connection with this, Mr. Lederer's title was changed to Vice President, Business Development. Mr. Adair is the principal of Adair Law Firm in Rochester, New York. Previously, Mr. Adair was a partner of the Adair and Stoner Law Firm in Rochester. Mr. Fuller is Chairman, President and Chief Executive Officer and a Director of Genesee and Wyoming Industries, Inc., a holding company in Greenwich, Connecticut, which owns and operates regional and short line freight rail roads and provides rail related services to railroads and shippers. Dr. McIrvine is self-employed as a research and development management consultant. Until 1991, he served as Dean of the College of Graphic Arts and Photography at the Rochester Institute of Technology.

   During the fiscal year ended March 31, 1998, the Board of Directors held seventeen meetings. The Board of Directors has an audit committee consisting of Messrs. Adair, Fuller and McIrvine. This committee, which met nine times during the last fiscal year, reviews reports of the Company's financial condition, financial controls and accounting procedures. In addition, this Committee approves and oversees services performed by the Company's independent auditors and provides the independent accountants direct access to the non-employee members of the Board of Directors.

   The Board of Directors also has a compensation committee consisting of Messrs. Adair, Fuller and McIrvine. This committee, which is responsible for establishing general compensation policies, establishing and administering compensation plans and programs in which officers participate and establishing the specific compensation arrangements for the Company's executive officers, met six times during the last fiscal year. Messrs. Adair, Fuller and McIrvine also serve on the stock option committee. This committee, which met seven times during the year, is responsible for granting options pursuant to the Company's Stock Option Plans. There is no nomina ting committee of the Board of Directors. All of the Directors attended more than 75% of the aggregate of all meetings of the Board of Directors and the committees on which they served during the fiscal year.

   During fiscal 1998, Directors who are not employees of the Company were paid an annual fee of $10,000 as well as $1,000 plus travel expenses, if any, for each day on which they attended Board meetings. Directors received $500 for Board meetings held by teleconference. There was no additional compensation for attendance of committee meetings. A payment of $30,000 was made to Dr. McIrvine for consideration of the extra services he performed during fiscal 1998 as Chairman of the Audit Committee. Effective fiscal 1999, Directors who are not employees of the Company will be paid an annual fee of $12,000. In addition, the Chairpersons of the Company's Audit and Compensation Committees of the Board of Directors will each be paid an annual fee of $8,000 for that service.

   The Board of Directors recommends a vote FOR the election of Messrs. Adair, Fuller, Kostusiak, Lederer and McIrvine as Directors of the Company for the 1999 fiscal year. Proxies will be so voted unless shareholders specify a contrary choice in their proxies.

                MANAGEMENT AND SECURITY OWNERSHIP

  The following table lists the directors and executive officers of the Company and reflects the number of shares of the Company's Common Stock that were beneficially owned as of July 3, 1998, or could be beneficially owned within 60 days of this date, by each director and executive officer named in the Summary Compensation Table on page 4 of this Proxy Statement, and all directors and executive officers as a group.

                                        Amount and
                                        Nature of      Percent
Name, Age, Principal                    Beneficial        of
Occupation and Positions               Ownership(1)     Class  Since
Donald R. Adair (55)                    1,549(2)           *    1991
 Director of the Company
 and Principal of
 Adair Law Firm

George E. Behlke (40)                43,753(3-4)           *    1995
 Vice President, Engineering
 and Operations,
 of the Company; Prior -
 Vice President
 Engineering and Engineering Manager

Mortimer B. Fuller, III (56)               3,645           *    1990
 Director of the Company and
 President, CEO and a Director of
 Genesee and
 Wyoming Industries, Inc.

Karl H. Kostusiak (59)                563,761(4)           8.7% 1968
 Director, Chairman and
 CEO of the Company

David B. Lederer (58)                 321,002(4)           5.0% 1968
 Director and Vice President,
 Business Development
 of the Company

Edward C. McIrvine (64)                 5,025              *    1981
 Director of the Company and
 self-employed Research and
 Development Management Consultant

Frank J. Ryan (44)                     72,838(3-5)         1.2% 1982
 Vice President, Secretary
and Treasurer
 of the Company

Lawrence R. Tracy (51)                112,118(3-4)         1.8% 1995
President of Detection Systems
International, Inc. and Radionics,
Inc., subsidiaries of the Company;
Prior -- President of a competitive
manufacturer of electronic security
equipment

All Directors and Executive
 Officers as a Group
 (9 persons)                        1,123,691(2)-(5)      17.4%

Footnotes to Management and Security Ownership Table:

* Percentage of Common Stock owned is less than 1%.
(1) For all shares listed, each person possess both sole voting and investment power, except for those shares indicated in notes
     (2) - (5) below.

(2) Includes 1,173 shares held in custodianship for Mr. Adair's children under the Uniform Gifts to Minors Act of New York for which Mr. Adair disclaims beneficial ownership.

(3)  Includes 6,860, 3,126, 55,510 and 65,496 shares which may be acquired upon exercise of warrants and options held by Messrs. Behlke, Ryan, Tracy and all directors and executive officers as a group, respectively.

(4)  Includes  9,234, 179,840, 117,465, 8,492, 6,488 and 321,519
     hypothetical shares credited to the accounts of Messrs. Behlke, Kostusiak, Lederer, Ryan, Tracy and all directors and executive officers as a group, respectively, pursuant to the Company's deferred compensation plans, which shares may be acquired upon retirement.

(5) Includes 810 shares held in trust for Mr. Ryan's son under the Uniform Gifts to Minors Act of New York for which Mr. Ryan disclaims beneficial ownership.

                PRINCIPAL HOLDERS OF COMMON STOCK

   Based  on  reports  filed with the Securities  and  Exchange
Commission, the following persons beneficially own more than 5% of the Company's outstanding Common Stock:
Beneficial Ownership Table:

                                          Amount and
                Name and Address of         Nature     Percent
Title of         Beneficial Owner               of        of
Class                                     Beneficial    Class
                                           Ownership

Common           Karl H. Kostusiak      563,761(1)     8.7%
Stock          130 Perinton Parkway
                Fairport, NY 14450

Common       Capital Research and Mgt.  353,200        5.6%
Stock                 Company
             Smallcap World Fund, Inc.
               333 South Hope Street
              Los Angeles, CA  90071

Common             Ultrak, Inc.         316,500        5.0%
Stock         1301 Waters Ridge Drive
               Lewisville, TX  75057

Common           David B. Lederer       321,002(1)     5.0%
Stock          130 Perinton Parkway
                Fairport, NY 14450

Footnote to Beneficial Ownership Table:
(1) Messrs. Kostusiak and Lederer currently possess both sole voting and investment power except with respect to 179,840 and 117,465 shares respectively, which may be acquired upon retirement pursuant to the Company's deferred compensation plans.

                     EXECUTIVE COMPENSATION

  The following table sets forth information with respect to the compensation of the Company's Chief Executive Officer and certain other executive officers for services in all capacities to the Company in its fiscal years ended March 31, 1998, 1997 and 1996.

Summary Compensation Table:

                                                     Long-Term
                       Annual Compensation          Compensation

                                         Other   Securitie
                                         Annual      s      All Other
  Name and                               Compen  Underlyin   CompenD
  Principal   Fiscal   Salary   Bonus    sation      g       sation
  Position     Year     ($)      ($)     ($)(1)   Options/   ($)(3)
 -----------   -----  -------   ------  -------    SAR's     -------
                                                    (#)
                                                  -------
Karl H.        1998    240,504        0   27,064    20,000    2,640
Kostusiak
Chairman and   1997    212,100  403,333    --(2)         0    3,266
CEO            1996    205,926    1,419   26,186         0    2,542


David B.       1998    192,418        0   30,465    10,000    2,525
Lederer
Executive      1997    169,700  322,670    --(2)         0    3,364
Vice
President      1996    164,741    1,135   27,956         0    2,534


Lawrence R.    1998    184,322        0    --(2)    14,000    2,659
Tracy
President of   1997    148,470  282,377    --(2)    18,775    3,301
Detection      1996    144,148   31,648    --(2)         0        0
Systems
International
, Inc. and
Radionics,
Inc.

George E.      1998    114,324        0    --(2)    10,000    2,734
Behlke, Vice   1997    108,150   81,790   24,761     9,650    1,964
President,
Engineering    1996     89,363      723    --(2)         0    2,272


Frank J. Ryan  1998    113,788        0   13,874     5,000    2,616
Vice           1997    108,150   59,308    --(2)     2,190    1,973
President,
Secretary &    1996    105,000      723    --(2)         0    2,298
Treasurer

Footnotes to Compensation Table:
(1)   During  fiscal 1998, a total of $17,997 and  $15,553  were paid toward life, disability and long term care insurance premiums for the benefit of Messrs. Kostusiak and Lederer, respectively. A total of $7,406 was paid to Mr. Ryan for reimbursement of medical expenses not covered under the Company's medical plans. A total of $10,198 was paid to Mr. Lederer for reimbursement of automobile expenses

(2) Values are less than the minimum amount required to be reported.

(3) Represents contributions by the Company to accounts of the named executive officers under the Company's 401(k) retirement savings plan.

Option/SAR Grants in Last Fiscal Year:

   The following table sets forth information with respect to stock options granted to the named executive officers during fiscal 1998. Each grant was for incentive stock options to purchase stock under the CompanyOs 1997 Stock Option Plan. All options are exercisable 33-40% after one year, 60% after two years, 80% after three years and 100% after four years.

Option/SAR Grant Table:

                                                         Potential
                    Percent                             Realizable
              Number     of                                Value at
                of     Total                                Assumed
              Securi- Options                            Annual Rates
               ties    /SAR's   Exer-                      of Stock
              Under-  Granted   cise                         Price
              lying     to      or                      Appreciation
              Option  Employee  Base   Market  Expira-       for
              /SAR's    in      Price  Price    tion      Option Term
   Name       Granted  Fiscal  ($/Sh)  ($/Sh)   Date      5% ($)  10% ($)
               (#)     Year
K.Kostusiak   20,000  18.2%    $14.75  $14.75  11/17/02  $81,503 $180,100
D. Lederer    10,000   9.1%    $14.75  $14.75  11/17/02  $40,752  $90,050
L. Tracy      14,000  12.7%    $14.75  $14.75  11/17/02  $57,052 $126,070
G. Behlke     10,000   9.1%    $14.75  $14.75  11/17/02  $40,752  $90,050
F. Ryan        5,000   4.6%    $14.75  $14.75  11/17/02  $20,376  $45,025

Option Exercises in Last Fiscal Year and Year-End Option Values:

  The following table sets forth information with respect to the named executive officers concerning the exercise of options during fiscal year 1998 and unexercised options held as of March 31, 1998. The value of the underlying securities was determined by taking the market value at year end minus the exercise price. The market price of the Company's stock on March 31, 1998 was $11.875 per share.

                               Number of           Value of
                              Securities         Unexercised
                              Underlying         In-the-Money
                              Unexercised          Options
                                Options               at
            Shares                  at          March 31, 1998 ($)
             (#)     ($)     March 31, 1998
           Acquired Value          (#)
              on
             Exer-   Real-     Exercisable /       Exercisable/
   Name      cise   ized      Unexercisable      Unexercisable
K. Kostusiak   0     0           0 /  20,000          0  /      0
D. Lederer     0     0           0 /  10,000          0  /      0
L. Tracy       0     0        55,510/ 37,265     $366,500/$97,250
G. Behlke      0     0      5,360  /  27,290      $15,063/$46,063
F. Ryan        0     0       2,676 /  6,764       $12,675/ $3,169

   During fiscal year 1998, Messrs. Kostusiak, Lederer and Ryan had stock option loans outstanding that totaled $169,896, $123,365 and $60,498, respectively. The loans, which carried interest rates ranging from 5.54% to 8.42%, were paid in full at March 31, 1998.

  PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION
             TO INCREASE ITS AUTHORIZED COMMON STOCK

   On July 14, 1998, the Company's Board of Directors approved, subject to approval by the stockholders, a Certificate of Amendment to the Company's Certificate of Incorporation increasing its authorized shares of Common Stock from 12,000,000 to 24,000,000 shares. If the shareholders approve this proposal, the first paragraph of Article Fourth of the Company's Certificate of Incorporation will be amended to read in its entirety as follows:

  "FOURTH:    The  aggregate  number  of  shares  which   the
  Corporation  shall have authority to issue  is  Twenty-four
  Million (24,000,000) common shares, with par value of  Five
  Cents ($.05) per share."

   As of June 30, 1998, the Company had issued and outstanding 6,321,122 shares of Common Stock (including 229,279 Treasury shares). Of the remaining 5,678,878 shares, 883,910 have been reserved for issuance of shares outstanding in connection with the Company's stock option plans, deferred compensation plans and stock warrants.

   The additional shares for which authorization is sought would be identical to the shares of Common Stock now authorized. Adoption of the proposed amendment will not affect the rights of holders of currently outstanding Common Stock, but future issuances of the increased stock would have effects incidental to increasing the number of shares of Common Stock outstanding. Since holders of Common Stock do not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued by the Company in the future, future issuances of Common Stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing shareholders. If the proposed amendment is adopted, it will become effective upon the filing of the proposed amendment with the New York Secretary of State.

Purpose and Effect of the Proposed Amendment:

   The Company does not now have any present plan, understanding or agreement to issue additional shares of Common Stock. However, the Board believes that the proposed increase in authorized shares of Common Stock is desirable to enhance the Company's flexibility in connection with possible future actions, such as stock splits, corporate mergers and acquisitions, public or private equity financings, acquisitions of property, use in employee benefit plans, or other corporate purposes. The Board will determine whether, when, and on what terms shares of Common Stock will be issued.

   The proposed amendment could also be used for "anti-takeover effects." While the Board does not have any intention at this time of using the additional shares for "anti-takeover" purposes, they could potentially be used for such purposes. For example, the additional shares might be issued under circumstances which could make it more difficult for any person or entity to acquire or gain control of the Company. The Board is not, however, recommending the increase as part of any "anti-takeover" strategy, and neither it nor the management of the Company has knowledge of any pending or threatened effort to acquire control of the Company.

   The Board of Directors believes that this amendment to the certificate of incorporation to increase the number of authorized shares is in the best interest of the Company and its shareholders and recommends that shareholders vote in favor of this proposal. Proxies will be so voted unless shareholders specify a contrary choice in their proxies.

             RATIFICATION OF APPOINTMENT OF AUDITORS

   The Board of Directors has recommended that shareholders ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company for the fiscal year ending March 31, 1999. They have served the Company as independent auditors since 1968. Representatives of that firm will be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

   The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company for the 1999 fiscal year. Proxies will be so voted unless shareholders specify a contrary choice in their proxies.

                COMPENSATION COMMITTEE REPORT ON
                     EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors is responsible for (a) establishing general compensation policies,
(b) establishing and administering compensation plans and pro grams in which officers participate and (c) establishing the spe cific compensation arrangements for the Company's executive officers. The members of this Committee also serve on the Stock Option Committee under the Company's Stock Option Plan. Committee Objectives Concerning Executive Officers:

   The Compensation Committee has sought four key objectives for the Company's executive compensation plans, programs and arrangements. These are to (a) tie executive compensation to the Company's financial performance, (b) encourage equity ownership in the Company by all executives, (c) tie executive compensation programs to the achievement of long-term company strategic objectives, and (d) provide overall executive compensation that will attract and retain an effective manage ment team. The Committee recognizes that different plans or arrangements will serve one or more of those objectives in varying degrees, that the relative significance of the stated objectives may shift from time to time, and that new objectives may arise and become important.

   During fiscal year 1998 and subsequently, three additional factors have affected the Committee's determinations: (1) the Company's continuing acquisition and other expansion activities and a need to motivate new management personnel at various places around the world, (2) a judgment that the executive bonus plans should be simplified and revised to respond to the Company's growth, and (3) the need to continue working toward long-term succession of management. Various changes have been made or proposed in compensation arrangements during this period to respond to these issues.

Employment Agreements:

   In  1988,  the  Company  entered  into  five-year  employment agreements with Messrs. Kostusiak and Lederer. Each year thereafter, the agreements have been re-examined, reviewed and revised as appropriate and then re-executed for an new five-year period. The Company also has an employment agreement with Mr. Tracy which expires in February 1999. Besides the comments made in this Committee report, a summary of the agreements is contained under "Executive Agreements" below.
Tying Compensation to the Company's Financial Performance:

   Among other goals, the employment agreements seek to create a strong tie between the compensation of Messrs. Kostusiak and Lederer and the Company's financial performance. The agreements have accomplished this by providing for (a) an opportunity for an annual cash bonus based on pre-tax profits and (b) up until fiscal 1998, an opportunity for an annual stock bonus based on growth of both sales and pre-tax profits. These two bonus programs were also made available to other executive officers of the Company with the goal of aligning their compensation to the Company's financial performance.

   In fiscal years 1997 and 1998, the payment of the cash bonus was tied to the Company's achievement of a pre-defined annual earnings-per-share ("EPS Goal") threshold, which was established by the Board of Directors. The total dollar amount available for bonuses, was established as the amount by which the Company's pre-tax profits for the fiscal year exceeded $500,000, with each executive receiving a pre-defined percentage. During fiscal 1998, in response to the Company's growth, the pre-tax profit threshold was raised to $2,000,000. No cash bonuses were paid in fiscal 1998 because the established pre-tax profit and EPS Goal requirements were not met.

   The availability of stock bonuses in fiscal 1997 and 1998 was also tied to performance requirements. Executives were eligible for a maximum number of shares of the Company's Common Stock if sales for the fiscal year increase at least 10% over the previous year and if the Company's pre-tax profits are at least equal to 10% of the total sales. The stock bonuses were scaled back for lower performance levels, so that they were zero shares for zero sales growth and zero if pre-tax profit was 5% or less of total sales. Sales growth for purposes of these plans was defined as the greater of the actual sales growth or "equivalent sales growth," which, in order to be responsive to Company growth while still being a useful plan, was defined as an assumed 20% compounded annual sales growth beyond the actual sales of the year prior to any year in which sales growth was more than 20%, provided that the resulting assumed sales level for the year in question was not more than the actual sales of the year in question. During fiscal 1998, the Committee eliminated the stock bonus plan and reverted to the use of stock options. Thus, no stock bonuses were awarded in fiscal 1998 and, for the first time since 1987, a stock option was granted to Mr. Kostusiak in November 1997 for the purchase of 20,000 shares of stock at a price of $14.75 per share.

   For fiscal 1999, the executive cash bonus program has been redesigned with a goal toward simplification. The EPS Goal has been eliminated and the pre-tax profit threshold was raised to 4% of net sales. These changes were in response to the complexity of the interplay between the EPS Goal and other plan conditions and the need for a bonus plan that more naturally accommodated further Company growth.

   The executive officers also participate in the Company's general profit sharing plan which is available to all domestic employees. This plan, which was revised at the beginning of fiscal 1999, provides a quarterly distribution of 4% of pre-tax profits in excess of 4% of net sales. Previously, 4% of pre-tax profits in excess of $500,000 were distributed if the Company achieved the required EPS Goal. No bonuses were distributed in fiscal 1998 from this plan.

   The Company's bonus program is intended to provide incentives for managing the Company's financial performance toward having pre-tax profits significantly exceed 4% of sales. Although the stock bonus program was eliminated, the Committee still believes that a significant portion of the compensation of all executive officers is tied to corporate performance. (See the table under "Executive Compensation.")

   The Committee believes that the bonus provisions of the employment agreements generally functioned as intended during the past three years. In particular, Mr. Kostusiak's bonus compensation was as follows:

  Fiscal     Cash        Stock                       Pre-Tax
  Year    Bonuses        Bonus             Sales      Profit

  1998         $0   Eliminated      $126,343,000  $1,382,000
  1997   $241,125     $162,208       101,251,000   5,250,000
  1996     $1,419            0        41,858,000       (Loss)

Equity  Ownership by Management:

   Since the Company's founding in 1968, Messrs. Kostusiak and Lederer have each owned a substantial number of shares of the Company's Common Stock. Over the years since then other officers have been granted opportunities to acquire stock through stock options and bonus stock programs. Under the Company's current stock option plan, incentive options are granted at exercise prices that equal or exceed the fair market value of the option shares on the date of grant, and the option rights vest incrementally over four years. From time to time, options are granted under the plan by the Stock Option Committee to Company executives and other key employees and, as noted above, in November 1997, a 20,000 share option was granted to Mr. Kostusiak. The Committee believes that the options themselves, even when unexercised, provide incentives for key personnel to improve shareholder value, since only then will the options become valuable.

Achievement of Long-Term Company Objectives:

   The Committee believes that having executive officers who own
substantial   equity  positions  in  the  Company   provides   a
considerable incentive for them to pursue the Company's long-term strategic objectives.

  Additionally, in order to serve long-term objectives and build a succession plan for senior management, the Company has made commitments to Messrs. Kostusiak and Lederer to pay retirement benefits (See Retirement Benefits). Also, the Committee increased Mr. Kostusiak's base salary during fiscal 1998 and recently secured an extended non-competition commitment from him (See Executive Agreements).

    As part of the continuing development of a long-term succession plan, the Committee has been considering implementation of certain trusts for holding Company assets that are intended to fund deferred compensation obligations and other benefit commitments. While those assets might continue to be subject to the claims of Company creditors, the use of such trusts could become a helpful part of the overall succession plan.

Attracting and Retaining Management:

   The Committee believes that the Company is attracting and retaining effective management personnel and that the Company's approach to executive compensation continues to be appropriate for achieving that objective. The Committee anticipates that, from time to time, independent studies of the Company's overall executive compensation and other investigations will be conducted so as to test the Company's compensation approach against compensation programs offered by others.

                              COMPENSATION COMMITTEE
                              Donald R. Adair, Chairperson
                              Mortimer B. Fuller, III
                              Edward C. McIrvine

                      EXECUTIVE AGREEMENTS

   The Company has employment agreements with three of its executive officers, Messrs. Kostusiak, Lederer and Tracy (the "Executive Agreements'). The Executive Agreements with Messrs. Kostusiak and Lederer are through July 2003, and the agreement with Mr. Tracy is through February 1999. Effective in April 1998, Mr. Lederer's employment commitment was reduced to half-time.

   The Executive Agreements provide for severance benefits under certain circumstances. The terms "change in control," "cause" and "disability" are used in the following description as defined in the Executive Agreements. The Executive Agreements terminate the executive's employment upon his death or permanent disability and, in those cases, provide for disability income to be paid during disability and a retirement wage benefit to be paid during retirement years and to any surviving spouse (see Retirement Benefits).

   Under the Agreements with Messrs. Kostusiak and Lederer, if the Company terminates the executive's employment without cause, the Company will continue compensation and benefits to the executive for the then remaining balance of the term of employment or for a period of three years from the date of termination, whichever is longer. The Company thereafter will pay non-competition fees as described below and retirement benefits as described under Retirement Benefits. Mr. Tracy's agreement provides that, in the case of a termination without cause, his compensation will continue for the then remaining balance of the term of employment or for a period of one year from the date of termination, whichever is longer. The continuation of compensation and benefits includes the executive's base salary plus participation in all applicable executive incentive compensation plans and fringe benefit packages.

   If the Company terminates Mr. Kostusiak's or Mr. Lederer's employment for cause, each will receive compensation and benefits for the remaining balance of the term of employment or for a period of three years from the date of termination, whichever is longer, plus non-competition fees and benefits, retirement benefits, and possible disability benefits, provided that this compensation is reduced by any monetary damage suffered by the Company due to the cause. The same applies for Mr. Tracy, except that compensation and benefits will continue for the remaining balance of the term of employment or for a period of one year from the date of termination, whichever is longer.

   Mr. Kostusiak's agreement now provides that he will not compete with the Company so long as the Company either retains his full-time services or pays him an annual non-competition fee of $150,000 (to be increased annually based on the Consumer Price Index) plus benefits to the date of his retirement (now set for the January 1 after his 68th birthday) and then pays the retirement benefit.

   If, within six months after a "change in control," as defined in the Executive Agreements, Mr. Kostusiak's or Mr. Lederer's employment is terminated by the Company or the executive, each would be entitled to receive (a) the base salary through the termination date, as in effect at the time of termination or at the time the change in control occurs, whichever is higher, plus any bonus which has been earned but not yet paid, (b) an amount equal to three times the highest total cash compensation (including base salary and bonuses) paid to him in any of the Company's preceding three fiscal years, (c) an amount equal to the total amounts that would be expended for benefits over the next three years if he had continued as an employee, (d) an acceleration of the right to exercise all rights or options he then holds to acquire the Company's Common Stock and he may either exercise the rights and options or elect to receive cash for the aggregate spread between the exercise price and the then market value for the stock, (e) assignment of all rights in life insurance policies then held by the Company on his life, and (f) reimbursement for any amount of excise taxes he might have to pay on his receipt of items (a) through (e) sufficient so that the Company will bear all direct and indirect costs of any such excise taxes. The Agreements also provide that, upon a change in control, the initial retirement wage commitment will become 60% of the base salary for the last year of full time employment and the Company shall place in trust either cash or an annuity policy that will sufficiently fund the retirement benefits called for by the Agreement. No provision relating to a change in control is included in Mr. Tracy's agreement.

                       RETIREMENT BENEFITS

   In April 1996, the Company approved the addition of a retirement benefit plan for Messrs. Kostusiak and Lederer (each, an "Executive") in their Executive Agreements. Under the terms of the current Executive Agreements, the Company will pay each Executive retirement benefits for his lifetime and for his spouse's lifetime, if his spouse survives him.

   For Mr. Kostusiak, assuming he retires at the end of the calendar year in which he turns 68 years of age, his benefits would be as follows: (a) a retirement wage benefit initially equal to 20% of his base salary for the last year of his full time employment, increased each year thereafter by any increase in the Consumer Price Index (except that the wage benefit for his spouse shall be 75% of that amount after Executive's death);
(b) continuation of Executive's full health insurance or similar benefit for Executive and his spouse; and (c) continuation of any other benefit programs that provide continuation pursuant to their terms, limited in individual benefit cost to 60% of the maximum annual cost of such benefit in any year prior to retirement, plus Consumer Price Index increases. Mr. Lederer would be entitled to the same benefits except that his retirement wage benefit would initially equal 12% of his base salary for the last year of his full time employment, based on the assumption that he would retire at 65 years of age,

   Based on a 5% compounded annual increase in his base compensation, and assuming he will retire at age 68, the estimated initial annual benefit that would be payable to Mr. Kostusiak under the pension plan provision in his Executive Agreement would be $74,620. Assuming a retirement age of 65, the estimated initial annual benefit that would be payable to Mr. Lederer under the pension plan provision in his Executive Agreement would be $32,490.

   The Executive Agreements further provide that: (a) the payment of retirement benefits may be terminated if an Executive has violated the non-competition provisions of his Executive Agreement, and (b) the Company will purchase and maintain life insurance sufficient to fund the estimated benefits for the spouse (any excess policy proceeds to be available, if agreed, to purchase shares of the Company's Common Stock held in Executive's estate) and the policy or policies of such insurance shall be held in a trust designed for this purpose.

  The Committee anticipates eventually increasing the commitment so that the retirement wage benefit would start at 60% of final base wages from full time employment, but future increases in the commitment moving toward that goal probably will be made only if and when the financial circumstances of the Company seem appropriate.

                COMPENSATION COMMITTEE INTERLOCKS
                    AND INSIDER PARTICIPATION

   The members of the Compensation Committee of the Board of Directors are Messrs. Adair, Fuller and McIrvine. In the last fiscal year, the Company paid $15,970 for legal services to Adair Law Firm, of which Mr. Adair is the principal. In addition to serving as the Chairperson for the Compensation Committee, Mr. Adair serves on the Stock Option and Audit Committees of the Board of Directors.

                    EXPENSES OF SOLICITATION

   The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, employees of the Company may, without extra remuneration, solicit proxies personally, or by telephone or facsimile. The Company has retained Kissel-Blake, Inc. to aid in the solicitation of proxies for shares held of record by banks, brokers and other custodians, nominees and fiduciaries. The Company will pay Kissel-Blake an anticipated fee of $4,500, plus expenses, for these services, and will also reimburse such record holders for their expenses in forwarding proxies and proxy soliciting material to the beneficial owners of the shares held by them.


             COMPARISON OF TOTAL SHAREHOLDER RETURN

   The Company's Common Stock trades on The Nasdaq National Market tier of The Nasdaq Stock Market under the symbol: DETC. The following graph sets forth the Company's Total Shareholder Return Index as compared to The Nasdaq Index and the Nasdaq Electronic Component Stock Industry Index. The graph is based on the assumption that $100 was invested in each entity on March 31, 1993, and that all dividends were reinvested.

                          --- graph ---

                      Mar-   Mar-   Mar-   Mar-   Mar-   Mar-
                        93     94     95     96     97     98
Detection Systems,     100    120     92    118    318    216
Inc.
The Nasdaq Index       100    108    120    163    181    275
Electronic Industry    100    121    159    209    366    419
Index


        DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

   Shareholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting, shareholder proposals for presentation at that meeting must be received by the Company not later than April 29, 1999. Management proxies will be authorized to exercise discretionary voting authority with respect to any shareholder proposal not approved for inclusion in the proxy materials unless the Company receives notice thereof by June 14, 1999. Such proposals should be directed to Detection Systems, Inc.,
Attention: Secretary, 130 Perinton Parkway, Fairport, NY  14450.

                          OTHER MATTERS

   The Board of Directors knows of no matters to be presented at the meeting other than those described in this Proxy Statement. However, if any other matters properly come before the meeting, it is intended that the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission reports of ownership of Common Stock of the Company. Officers, directors and greater than 10-percent shareholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports are required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10-percent beneficial owners were complied during the fiscal year ended March 31, 1998 with the exception of the following: Mr. Christopher P. Gerace filed a late Form 3 with respect to his appointment as the Company's Chief Accounting Officer and two late Form 4's for options received during the fiscal year.

   In fiscal 1998, the Company paid premiums of $78,000 for director and officer liability insurance. This policy, which has been extended through July 31, 1998, provides protection for the directors and officers of the Company and its subsidiaries.
   Shareholders are urged to sign, date and return the enclosed proxy in the enclosed return envelope. Prompt response is helpful, and your cooperation will be appreciated.

  Shareholders may obtain without charge a copy of the Company's annual report on Form 10-K. Requests should be directed to:

                     Detection Systems, Inc.
                   Ella D. Gardner, Controller
                      130 Perinton Parkway
                    Fairport, New York 14450


Dated:  July 29, 1998